UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 12, 2017

ARCONIC INC.

(Exact name of Registrant as specified in its charter)

Pennsylvania	1-3610	25-0317820
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

390 Park Avenue, New York, New York	10022-4608
(Address of Principal Executive Offices)	(Zip Code)

Office of Investor Relations 212-836-2758

Office of the Secretary 212-836-2732

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Arconic Inc. (the “Company”) maintains a grantor trust relating to certain of the Company’s nonqualified deferred compensation and retirement benefit plans. The trust was established pursuant to a trust agreement entered into by the Company in 1993, which was amended and restated in 2007 (the “Trust Agreement”).

The terms of the Trust Agreement, which is filed herewith as Exhibit 99.1, provide for funding of the trust by the Company in connection with a “change in control” (as defined in the Trust Agreement) under certain circumstances. The estimated aggregate amount of the required funding based upon the liabilities of the related plans is approximately $500 million. While the assets of the trust would remain Company assets, following a change in control they would be available solely for purposes of paying benefits under the plans, other than in the case of the Company’s insolvency.

On April 12, 2017, the Company delivered notice to the trustee that a “potential change in control” (as defined in the Trust Agreement) has occurred. As previously disclosed, Elliott Management Corporation is conducting a proxy solicitation to elect four new directors to replace four of the present directors of the Company. No determination has been made at this time as to whether there will be a change of control.

Item 9.01.	Financial Statements and Exhibits

Exhibit Number	Description

99.1	Amendment and Restatement of the Trust Agreement between Wells Fargo Bank, N.A. (as successor trustee) and Arconic Inc., dated September 24, 2007, as amended

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCONIC INC.

By:	/s/ Katherine H. Ramundo
Name:	Katherine H. Ramundo
Title:	Executive Vice President, Chief Legal Officer and Secretary

Date: April 12, 2017

EXHIBIT INDEX

Exhibit Number	Description

99.1	Amendment and Restatement of the Trust Agreement between Wells Fargo Bank, N.A. (as successor trustee) and Arconic Inc., dated September 24, 2007, as amended